EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

PROVIDES REVIEW OF 2014 CORPORATE ACTIVITIES

Company’s President and Chief Executive Officer Discusses Company’s Activities for 2014 to Date and Provides Update on the Company’s Business Strategy

LITTLE RIVER, S.C., October 9, 2014 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM), announced today that it posted a letter from David R. LaVance, the company’s President and Chief Executive Officer, on its website, www.ecotreatments.com. This letter provides an overview of IET’s 2014 corporate activities and achievements to date as well as an update on the IET’s business strategy. The letter is set forth below:

Dear Fellow Stockholders:

I am writing to update you on the progress that Integrated Environmental Technologies has made since the beginning of 2014. There has been considerable momentum building in the company’s transformation from being a development company to a revenue-producing one.

Oil and Gas

As I indicated in my last letter to stockholders in January 2014, the oil and gas market is a large, open market for our Excelyte™ product. We currently segment our activities in the oil and gas business into three main categories:

Well Maintenance – focuses on using Excelyte as a hydrogen sulfide scavenger to significantly reduce or essentially eliminate hydrogen sulfide in operating wells and related equipment;

Drilling and Completions – focuses on using Excelyte as a biocide to significantly reduce the amount of bacteria present in water before the water is used in hydraulic fracturing; and

Water Remediation – focuses on using Excelyte as a hydrogen sulfide scavenger and as a biocide to treat water after it is used in hydraulic fracturing in order to remove bacteria so that the water can either be re-used in hydraulic fracturing or disposed.

To date, the majority of our efforts have focused on well maintenance. Hydrogen sulfide is one of the leading threats to oilfield worker safety, claiming lives every year because of its toxicity at very low levels of concentration. A particular emphasis for oil and gas producers is controlling the level of hydrogen sulfide at or near the well head.

We originally focused our attention on Utah’s Uinta Basin, in order to generate test results and demonstrate success of the product in the market. These test results confirmed that Excelyte is effective as a hydrogen sulfide scavenger and as a biocide. The results show that Excelyte reduces the level of hydrogen sulfide in oil wells faster than competing products, which we believe is due to Excelyte’s ability to kill sulfide-producing bacteria rapidly. In addition, Excelyte’s naturally occurring properties make it easier to administer and more environmentally friendly than competing products.

Over the past few months we worked with our customers and prospects in the Uinta Basin to introduce Excelyte as a down-hole well maintenance application. IET developed appropriate treatment protocols and application methods, establishing the necessary delivery channels and gaining approval from customers to commence well maintenance treatments. In short, Excelyte has worked, and worked well, in the treatment of oil wells. In each of the oil wells that we treated with Excelyte, we significantly reduced the level of hydrogen sulfide present. We believe that our Excelyte treatment protocol can significantly reduce or essentially eliminate hydrogen sulfide from our customers’ oil wells. One customer has expanded Excelyte well maintenance treatments to eleven oil wells and has approximately 440 additional oil wells with hydrogen sulfide problems that we could treat in the Uinta Basin. If our customer requests that we treat each of these oil wells, under our current treatment protocol and pricing structure we could generate sales of approximately $3,000,000 on an annual basis.

The success with our Excelyte well maintenance treatments has led us to begin expansion of our operations in the Uinta Basin, and to initiate marketing in other basins. In the Uinta Basin, we are expanding our presence, acquiring additional space and increasing production capability. We estimate that there are over 5,000 wells in the Uinta Basin that would benefit from the regular use of Excelyte as part of a well maintenance program.

In addition, we are in the process of establishing a production facility in order to service a prospective customer that requested we commence Excelyte well maintenance treatments on its oil and gas wells in the Permian Basin (New Mexico and Texas). We expect to be operational in the Permian Basin before year’s end. We also are evaluating other basins, such as the Williston Basin (North Dakota) and the Piceance Basin (Colorado).

We are currently focused on generating recurring revenue through the sale of Excelyte, but as we grow and improve our cash flow, we will look to establish additional revenue streams such as providing delivery and pumping services to our customers. We continue to believe that the three oil and gas market segments noted above potentially represent a $50 million market opportunity in the Uinta Basin and a $2.5 billion market opportunity in the United States.

All of this activity will require an expansion of our labor force and the investment into production depots. To that end, we recently hired Bradley W. Rockman as the President and General Manager of our Oil and Gas Division. Brad is based in Denver, Colorado and has over 35 years of experience in the industry, selling and supplying chemicals both domestically and internationally. We expect additional hires to be forthcoming as expansion occurs.

Healthcare and Food Production

We continue to remain interested in the healthcare market and food production market, but our emphasis on oil and gas has required a dedication of a majority of our resources in that direction. We have ongoing discussions in each of these markets with potential distribution partners regarding the sale of Excelyte.

Excelyte kills a wide range of bacteria and viruses including, Mycobacterium bovis (Tuberculosis), Salmonella enterica, Pseudomonas aeruginosa, Staphylococcus aureus, methicillin-resistant Staphylococcus aureus (MRSA) and H1NI influenza virus (swine flu). Excelyte also kills hospital-acquired pathogens such as Clostridium difficile spores (C. diff) and vancomycin-resistant enterococci (VRE) as well as two carbapenem-resistant enterobacteriaceae (CRE) known as Klebsiella pneumoniae carbapenemase (KPC) and New Delhi Metallo-beta-lactamase (NDM). Further, the high-risk blood-borne pathogen human immunodeficiency virus (HIV) and the food-borne pathogens Listeria monocytogenes and Escherichia coli (E. coli) are killed by Excelyte.

In March 2014, we received approval from the U.S. Environmental Protection Agency to market a new Excelyte product called Excelyte VET – which can be used to prevent Canine distemper. Canine distemper is highly contagious and is the leading cause of infectious disease deaths in dogs worldwide. The new product registration (EPA Registration #82341-4) also allows the company to market Excelyte VET to prevent the spread of Canine parvovirus and Bordetella bronchiseptica. We are currently working with a distribution partner as it prepares for the market launch of Excelyte VET.

In addition, during June 2014, Carson Tahoe Health Systems published the results of its independent study showing the effectiveness of Excelyte in reducing the amount of bacteria present in a hospital setting. The study also highlighted Excelyte’s naturally occurring properties, which do not corrode hospital equipment like more commonly used chemicals.

Focus for Remainder of 2014

For the remainder of 2014, we will continue to dedicate the majority of our resources to the sale of Excelyte in the oil and gas market. In healthcare, we will seek distribution partners for Excelyte as planned, but will ask such partners to contribute to the funding of the development of Excelyte in this market so that we may focus our resources on the oil and gas market. Likewise, in food production, we will look to recruit distributors for Excelyte, thereby utilizing outside resources to expand into this market.

Our overall corporate objective is growth, namely revenue growth, and we believe that continued expansion into the oil and gas market provides us the best approach to achieving our goal. We want to again express our appreciation to our stockholders, customers and our team at IET.

Sincerely,

/s/ David R. LaVance

Chairman, President &

Chief Executive Officer

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The company markets and sells its anolyte disinfecting solution under the Excelyte brand name, which is produced by the company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  Excelyte solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The company’s EcaFlo equipment also produces a cleaning solution that the company sells under the Catholyte Zero™ brand name. Catholyte Zero solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net

Capitol Media Partners

Brad Chase

323-377-5653

chase@capitolmediapartners.com